BRADY CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
On April 20, 2026, Brady Corporation (the “Company” or “Brady”) and its wholly owned subsidiary, Brady Worldwide, Inc. (the “Purchaser”), entered into an Equity Purchase Agreement (the “Purchase Agreement”) with Honeywell International Inc. (the “Seller”). Pursuant to the Purchase Agreement, on the terms and subject to the conditions therein, the Purchaser agreed to acquire the Seller’s Productivity Solutions and Services business (the “Business” or “PSS”), a global manufacturer and provider of integrated mobile computing, scanning, printing, and software solutions, for a base purchase price of $1.4 billion in cash, subject to customary post-closing adjustments (the “Transaction”).
On August 3, 2026, the Purchaser and the Seller completed the previously announced Transaction (the “Closing”) pursuant to the terms of the Purchase Agreement. The consideration paid at Closing was funded with cash on hand and the debt financing described below. The following unaudited pro forma condensed combined financial information and related notes have been prepared in accordance with Article 11 of Regulation S-X. Brady and PSS have different fiscal year-ends. Brady’s fiscal year ends on July 31, whereas PSS’s fiscal year ends on December 31. The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined income statement have been prepared utilizing period ends that differ by one fiscal quarter or less, as permitted by Rule 11-02 of Regulation S-X.
The unaudited pro forma condensed combined balance sheet as of July 31, 2026 gives effect to the Transaction and the Debt Financing as if those transactions had been completed on July 31, 2026 and combines the audited consolidated balance sheet of Brady as of July 31, 2026 with PSS’s unaudited combined balance sheet as of June 27, 2026.
The unaudited pro forma condensed combined statements of income for the year ended July 31, 2026, give effect to the Transaction and the Debt Financing as if those transactions had occurred on August 1, 2025, the first day of Brady’s fiscal year and combines the historical results of Brady and PSS. The unaudited pro forma condensed combined statement of income for the fiscal year ended July 31, 2026, combines the audited consolidated statement of income of Brady for the fiscal year ended July 31, 2026 and PSS’s unaudited condensed combined statement of operations for the twelve months ended June 27, 2026.
The historical financial statements of Brady and PSS have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are transaction accounting adjustments which are necessary to account for the Transaction and the Debt Financing in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable.
The unaudited pro forma condensed combined financial information should be read in conjunction with:
•The accompanying notes to the unaudited pro forma condensed combined financial information;
•The separate audited consolidated financial statements of Brady as of and for the fiscal year ended July 31, 2026 and the related notes, included in the Company’s Annual Report on Form 10-K;
•The separate audited combined financial statements of PSS as of and for the fiscal years ended December 31, 2025 and December 31, 2024 and the related notes;
•The separate unaudited condensed combined financial statements of PSS as of and for the six months ended June 27, 2026 and June 28, 2025 and the related notes.
Description of the Debt Financing
In connection with the Transaction, the Company initially obtained commitments for up to $1.8 billion of bridge financing (the “Bridge Financing”). Prior to Closing, the Company replaced the Bridge Financing with permanent financing, and no borrowings were made under the Bridge Financing.
At Closing, the Company borrowed $500.0 million under the term loan facility (the “Term Loan Facility”) and approximately $304.7 million under the new revolving credit facility (the “New Revolving Credit Facility”), each provided under the Company’s $1.0 billion Credit Agreement. The Company also issued $800.0 million aggregate principal amount of Senior Notes, consisting of $250.0 million of 5.43% Senior Notes, Series A, due August 3, 2031, $300.0 million of 5.65% Senior Notes, Series B, due August 3, 2033, and $250.0 million of 5.90% Senior Notes, Series C, due August 3, 2036 (collectively, the “Senior Notes”). The Term Loan Facility, New Revolving Credit Facility and Senior Notes are collectively referred to as the “Debt Financing.”
The proceeds from the Debt Financing, together with cash on hand, were used to fund the Transaction and related fees and expenses.
Accounting for the Transaction
The Transaction is being accounted for as a business combination using the acquisition method of accounting, with the Purchaser identified as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations.” Under this method of accounting, the aggregate purchase price will be allocated to PSS’s assets acquired and liabilities assumed based upon their estimated fair values at the date of Closing. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the net assets acquired will be recorded as goodwill. The valuation of PSS’s assets acquired and liabilities assumed, as well as the evaluation of accounting policies for conformity with Brady’s accounting policies, is preliminary. Accordingly, the purchase price allocation and related transaction accounting adjustments reflected in the unaudited pro forma condensed combined financial information are based on preliminary estimates and are subject to revision as the valuation and purchase accounting are finalized. Any differences between these preliminary estimates and the final acquisition-date fair values may be material. Refer to Note 1, “Basis of Presentation,” for additional information.
The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized had the Transaction and the Debt Financing occurred on the dates assumed for purposes of the pro forma presentation. The unaudited pro forma condensed combined financial information also is not necessarily indicative of the future financial position or results of operations of the combined company.

BRADY CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of July 31, 2026
(Dollars in thousands)

	Brady Reclassified As of July 31, 2026 (Note 2)	PSS Reclassified As of June 27, 2026 (Note 2)	Transaction Financing Adjustments	(Note 4)	Transaction Accounting Adjustments	(Note 5)	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$187,149	$111,355	$1,600,000	(a)	$(1,449,966)	(a)(f)	$448,538
Accounts receivable, net of allowance for credit losses	260,938	216,324	—		—		477,262
Inventories	225,214	252,327	—		48,262	(b)	525,803
Prepaid expenses and other current assets	15,231	21,277	—		—		36,508
Total current assets	688,532	601,283	1,600,000		(1,401,704)		1,488,111
Property, plant and equipment—net	254,460	24,866	—		—		279,326
Goodwill	685,968	1,131,930	—		(218,174)	(d)	1,599,724
Other intangible assets	97,833	35,562	—		684,438	(c)	817,833
Deferred income tax assets—net	21,126	45,053	—		(24,709)	(i)	41,470
Operating lease assets	67,916	11,738	—		(2,747)	(e)	76,907
Other assets	36,114	19,701	(4,257)	(b)	—		51,558
Total	$1,851,949	$1,870,133	$1,595,743		$(962,896)		$4,354,929
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$108,703	$349,618	$—		$—		$458,321
Accrued compensation and benefits	105,777	28,884	—		4,935	(g)	139,596
Taxes, other than income taxes	22,161	4,817	—		—		26,978
Accrued income taxes	7,443	—	—		(1,769)	(f)	5,674
Current operating lease liabilities	17,020	5,497	—		(1,797)	(e)	20,720
Current portion of deferred revenue	10,765	131,129	—		—		141,894
Other current liabilities	83,634	79,505	24,049	(c)	6,777	(h)	193,965
Total current liabilities	355,503	599,450	24,049		8,146		987,148
Long-term debt	14,985	—	1,574,894	(b)(c)	—		1,589,879
Long-term operating lease liabilities	51,588	6,820	—		(1,529)	(e)	56,879
Long-term deferred revenue	3,060	93,754	—		—		96,814
Deferred income tax liabilities—net	7,313	10,148	—		123,131	(i)	140,592
Other liabilities	61,938	75,609	—		6,213	(h)	143,760
Total liabilities	494,387	785,781	1,598,943		135,961		3,015,072
Stockholders’ equity:
Class A nonvoting common stock	513	—	—		—		513
Class B voting common stock	35	—	—		—		35
Additional paid-in capital	374,456	1,087,826	—		(1,087,826)	(j)	374,456
Retained earnings	1,476,978	—	(3,200)	(b)	(14,505)	(f)(j)	1,459,273
Treasury stock	(419,618)	—	—		—		(419,618)
Accumulated other comprehensive loss	(74,802)	(3,474)	—		3,474	(j)	(74,802)
Total stockholders’ equity	1,357,562	1,084,352	(3,200)		(1,098,857)		1,339,857
Total	$1,851,949	$1,870,133	$1,595,743		$(962,896)		$4,354,929
See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

BRADY CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Year Ended July 31, 2026
(Dollars in thousands, except per share amounts)

	Brady Reclassified Year Ended July 31, 2026 (Note 2)	PSS Reclassified Twelve Months Ended June 27, 2026 (Note 2)	Transaction Financing Adjustments	(Note 4)	Transaction Accounting Adjustments	(Note 6)	Pro Forma Combined
Net sales	$1,661,565	$1,155,895	$-		$6,777	(a)	$2,824,237
Cost of goods sold	801,736	673,147	-		28,543	(b)(c)(d)(f)	1,503,426
Gross margin	859,829	482,748	-		(21,766)		1,320,811
Operating expenses:
Research and development	94,031	101,382	-		630	(f)	196,043
Selling, general and administrative	481,393	291,972	-		21,531	(d)(e)(f)	794,896
Amortization of intangible assets	20,919	-	-		110,942	(c)	131,861
Total operating expenses	596,343	393,354	-		133,103		1,122,800
Operating income	263,486	89,394	-		(154,869)		198,011
Other income (expense):
Investment and other income (expense)	5,628	(3,357)	-		-		2,271
Interest expense	(9,699)	(33)	(84,189)	(d)	-		(93,921)
Income before income taxes	259,415	86,004	(84,189)		(154,869)		106,361
Income tax expense	54,037	16,723	(17,680)	(e)	(30,874)	(g)	22,206
Net income	$205,378	$69,281	$(66,509)		$(123,995)		$84,155
							(Note 7)
Net income per Class A Nonvoting Common Share:
Basic	$4.34						$1.78
Diluted	$4.30						$1.75
Net income per Class B Voting Common Share:
Basic	$4.33						$1.76
Diluted	$4.29						$1.73

See the accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.

BRADY CORPORATION AND SUBSIDIARIES
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Presentation
The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X. The Company and PSS’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. As discussed in Note 2, certain reclassifications were made to align the Company and PSS’s financial statement presentation. The Company is currently in the process of evaluating PSS’s accounting policies. That evaluation may identify additional differences between the accounting policies of the Company and PSS. With the information currently available, the Company has determined on a preliminary basis that no significant adjustments are necessary to conform PSS’s financial statements to the accounting policies used by the Company.
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with the Purchaser as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, “Fair Value Measurement,” and based on the historical financial statements of the Company and PSS. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of acquisition consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.
The allocation of the aggregate consideration (i.e., the purchase price) depends upon certain estimates and assumptions, all of which are preliminary. A preliminary purchase price consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed in the Transaction could differ materially from the preliminary purchase price allocation.
In accordance with Rule 11-02(c)(3) of Regulation S-X, pro forma financial information may combine historical financial information for entities with fiscal year ends that differ by one fiscal quarter or less. Accordingly, for purposes of the unaudited pro forma condensed combined statement of income, PSS’s historical results have been aligned to a period ending within one fiscal quarter of the Company’s fiscal year end. The historical financial information for each company was derived as follows:
•The Company’s historical financial information for the fiscal year ended July 31, 2026 was derived from the Company’s audited Annual Report on Form 10-K.
•PSS’s unaudited condensed combined statement of operations for the twelve months ended June 27, 2026 was derived by combining PSS’s historical unaudited financial statements for the six months ended June 27, 2026 and the audited year ended December 31, 2025, less the historical unaudited financial statements for the six months ended June 28, 2025.
The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that the Company believes are reasonable under the circumstances. The Company is not aware of any material transactions between the Company and PSS during the periods presented. Accordingly, adjustments to eliminate transactions between the Company and PSS have not been reflected in the unaudited pro forma condensed combined financial information.
Note 2 – Brady and PSS Reclassification Adjustments
During the preparation of the unaudited pro forma condensed combined financial information, the Company performed a preliminary evaluation of PSS’s historical financial statements to identify differences in financial statement presentation as compared with Brady. Management also performed a preliminary evaluation of PSS’s U.S. GAAP accounting policies to identify differences in the application of U.S. GAAP as compared with Brady’s accounting policies. Based on the information currently available, Management determined that no significant pro forma adjustments are necessary to conform PSS’s historical accounting policies to those of Brady. However, certain reclassification adjustments have been made to conform PSS’s historical financial statement presentation to Brady’s financial statement presentation. Management has not yet completed its evaluation of PSS’s historical accounting policies and financial statement presentation. Completion of these analyses may identify additional adjustments necessary to conform PSS’s accounting policies to those of Brady. Any such adjustments, if identified, could be material and could result in changes to the unaudited pro forma condensed combined financial information presented herein.
In order to conform to the new presentation as of July 31, 2026, Brady created separate financial statement line items for “Current portion of deferred revenue,” “Long-term deferred revenue,” “Deferred income tax liabilities—net,” and “Amortization of intangible assets.” Accordingly, $10,765 was reclassified from “Other current liabilities” to “Current portion of deferred revenue,” $3,060 was reclassified from “Other liabilities” to “Long-term deferred revenue,” $7,313 was reclassified from “Other liabilities” to “Deferred income tax liabilities—net,” and $20,919 was reclassified from “Selling, general and administrative” to “Amortization of intangible assets.” For purposes of the unaudited pro forma condensed combined statement of income, PSS’s product and services revenue are presented together within “Net sales,” and the related product and services costs are presented together within “Cost of goods sold,” consistent with the Company’s financial statement presentation. Refer to the tables below for a summary of the other reclassification adjustments made to conform PSS’s historical balance sheet and statement of operations presentation to Brady’s historical financial statement presentation.

A)Refer to the table below for a summary of reclassification adjustments made to present PSS’s combined balance sheet as of June 27, 2026 to conform with that of the Company’s:

(Dollars in thousands)	PSS Historical Combined Balance Sheet Line Items	Brady Condensed Consolidated Balance Sheet Line Items	PSS Historical as of June 27, 2026	Reclassification		PSS Reclassified as of June 27, 2026
	Cash and cash equivalents	Cash and cash equivalents	$111,355	$-		$111,355
	Accounts receivable, net	Accounts receivable, net of allowance for credit losses	197,655	18,669	(a)	216,324
	Inventories	Inventories	252,327	-		252,327
	Contract assets		5,409	(5,409)	(b)	-
	Other current assets	Prepaid expenses and other current assets	34,537	(13,260)	(a)(b)	21,277
	Property, plant and equipment - net	Property, plant and equipment - net	24,866	-		24,866
	Goodwill	Goodwill	1,131,930	-		1,131,930
	Intangible assets - net	Other intangible assets	35,562	-		35,562
	Deferred income taxes	Deferred income tax assets—net	45,053	-		45,053
	Right-of-use assets	Operating lease assets	11,738	-		11,738
	Other assets	Other assets	19,701	-		19,701
	Accounts payable	Accounts payable	343,066	6,552	(c)(h)	349,618
	Accrued liabilities		125,255	(125,255)	(c)(d)(e) (f)(g)	-
		Accrued compensation and benefits		28,884	(d)	28,884
		Taxes, other than income taxes		4,817	(e)(h)	4,817
		Current operating lease liabilities		5,497	(f)	5,497
		Other current liabilities		79,505	(g)	79,505
	Contract liabilities	Current portion of deferred revenue	131,129	-		131,129
	Deferred income taxes	Deferred income tax liabilities—net	10,148	-		10,148
	Operating lease liabilities	Long-term operating lease liabilities	6,820	-		6,820
	Contract liabilities	Long-term deferred revenue	93,754	-		93,754
	Other liabilities	Other liabilities	75,609	-		75,609
	Net parent investment	Additional paid-in capital	1,087,826	-		1,087,826
	Accumulated other comprehensive (loss) income	Accumulated other comprehensive loss	(3,474)	-		(3,474)
a)Reclassification of $18,669 from “Other current assets” to “Accounts receivable, net of allowance for credit losses”.
b)Reclassification of $5,409 from “Contract assets” to “Prepaid expenses and other current assets”.
c)Reclassification of $6,690 from “Accrued liabilities” to “Accounts payable”.
d)Reclassification of $28,884 from “Accrued liabilities” to “Accrued compensation and benefits”.
e)Reclassification of $4,679 from “Accrued liabilities” to “Taxes, other than income taxes”.
f)Reclassification of $5,497 from “Accrued liabilities” to “Current operating lease liabilities”.
g)Reclassification of $79,505 from “Accrued liabilities” to “Other current liabilities”.
h)Reclassification of $138 from “Accounts payable” to “Taxes, other than income taxes”.

B)Refer to the table below for a summary of adjustments made to present PSS’s statement of operations for the year ended June 27, 2026 to conform with that of the Company’s:

(Dollars in thousands)	PSS Historical Combined Statement of Operations Line Items	Brady Condensed Consolidated Statement of Income Line Items	PSS Historical for the Twelve Months ended June 27, 2026	Reclassification		PSS Reclassified for the Twelve Months ended June 27, 2026
	Net Sales	Net sales	$1,155,895	$-		$1,155,895
	Cost of sales	Cost of goods sold	673,147	-		673,147
	Research and development expenses	Research and development	101,382	-		101,382
	Selling, general and administrative expenses	Selling, general and administrative	291,972	-		291,972
	Other income (expense)	Investment and other income (expense)	(3,390)	33	(a)	(3,357)
		Interest expense		(33)	(a)	(33)
	Income tax expense	Income tax expense	16,723	-		16,723
a)Reclassification of $33 from “Other income (expense)” to “Interest expense”.
Note 3 – Preliminary Purchase Price Allocation
Total Preliminary Purchase Price
The following table summarizes the total preliminary estimated purchase consideration exchanged (i.e., the “total preliminary purchase price”) for the Transaction:

(Dollars in thousands)	Amount
Cash consideration paid on the Closing (i)	$1,432,677
Reimbursed expenses (ii)	1,015
Total estimated consideration transferred	$1,433,692
i)Represents the total cash consideration paid at closing, comprising of the purchase price of $1.4 billion plus, cash received at closing of $63,818, less debt-like items of $7,557, less unpaid company transaction expenses of $6,220, and less the working capital of $17,364 as of August 3, 2026 as calculated according to the terms and conditions of the Purchase Agreement. Working capital is subject to post-close adjustment based on actual working capital as of the date of close pursuant to the terms of the Purchase Agreement.
ii)Represents additional cash consideration paid to Honeywell to reimburse Honeywell for accounting fees incurred in connection with the PSS carve-out. Because the contractual relationship with the third-party accounting advisor was with Honeywell, rather than PSS, the related fees do not represent the settlement of a liability assumed by Brady in the Transaction.
Preliminary Purchase Price Allocation
The assumed accounting for the Transaction, including the preliminary aggregate purchase consideration and allocation of the purchase price to the assets acquired and liabilities assumed, is based on preliminary estimates of fair value. For the preliminary estimate of fair values, the Company used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The Company is expected to use widely accepted income-based, market-based, and cost-based valuation approaches upon finalization of purchase accounting for the Transaction. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. The preliminary purchase price allocation is subject to revision as additional information becomes available during the measurement period, which could be up to twelve months from the Closing. Any such revisions or changes may be material.

The following table sets forth the preliminary price allocation to the fair value of the identifiable assets acquired and liabilities assumed of PSS, with the excess recognized as goodwill:

(Dollars in thousands)	Amount
Assets:
Cash and cash equivalents	$111,355
Accounts receivable	216,324
Inventories (i)	300,589
Prepaid expenses and other current assets	21,277
Property, plant and equipment	24,866
Other intangible assets (ii)	720,000
Deferred income tax assets—net (iii)	20,344
Operating lease assets	8,991
Other assets	19,701
Liabilities:
Accounts payable	349,618
Accrued compensation and benefits	33,819
Taxes, other than income taxes	4,817
Current operating lease liabilities	3,700
Current portion of deferred revenue	131,129
Other current liabilities	86,282
Long-term operating lease liabilities	5,291
Long-term deferred revenue	93,754
Deferred income tax liabilities—net (iii)	133,279
Other liabilities	81,822
Net identifiable assets acquired (excluding goodwill)	$519,936
Goodwill	913,756
Total net assets acquired	$1,433,692
i)The unaudited pro forma condensed combined balance sheet has been adjusted to record PSS’s inventories at a preliminary fair value of approximately $300,589 an increase of $48,262 from the carrying value. The unaudited pro forma condensed consolidated statement of income for the year ended July 31, 2026 has been adjusted to recognize additional cost of goods sold related to the increased inventories basis. The additional costs are not anticipated to affect the Company’s condensed combined statements of income beyond twelve months after the Closing.
ii)Preliminary identifiable other intangible assets in the unaudited pro forma condensed combined financial information consists of the following:

(Dollars in thousands)	Preliminary Fair Value	Estimated Useful Life
Preliminary fair value of intangible assets acquired:
Customer Relationships	$464,000	13
Developed Technology	241,000	4
Backlog	15,000	1
Intangible assets acquired	$720,000
A 10% change in the valuation of other intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $11,094, for the year ended July 31, 2026. Pro forma amortization is preliminary and based on the use of straight-line amortization. The amount of amortization following the Transaction may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.
•The preliminary fair value of developed technology was estimated using the relief-from-royalty method, which estimates value based on the royalty payments that would otherwise be required to license the assets from a third party.
•The preliminary fair value of backlog was estimated using the multi-period excess earnings method, which estimates the cash flows attributable to the backlog after deducting charges for the use of other supporting assets.
•The preliminary fair value of customer relationships was estimated using the multi-period excess earnings method, which estimates the cash flows attributable to the customer relationships after deducting charges for the use of other supporting assets.
The identification and valuation of the identifiable intangible assets are preliminary and subject to measurement period adjustments.
iii)Deferred income tax assets—net and Deferred income tax liabilities—net were derived based on incremental differences in the book and tax basis created from the preliminary purchase allocation.

Note 4 – Financing Adjustments
a)Reflects the preliminary adjustment to “Cash and cash equivalents” for Debt Financing:

(Dollars in thousands)	Amount
Pro forma transaction accounting adjustments - financing:
Term Loan Facility proceeds, net of closing funding fee (i)	$499,500
Senior Notes proceeds, net of debt issuance costs (ii)	795,840
Incremental New Revolving Credit Facility draw (iii)	304,660
Net pro forma transaction accounting adjustment - financing to Cash and cash equivalents	$1,600,000
i)The adjustment reflects $500,000 of Term Loan Facility proceeds, net of $500 of closing funding fees paid in cash. Term Loan Facility debt issuance costs are reclassified from “Other assets” as a direct deduction from the related Term Loan Facility debt balances, as described in Note 4(b), and therefore do not reduce closing cash.
ii)The adjustment reflects $800,000 of Senior Notes proceeds, net of $4,160 of debt issuance costs paid at closing.
iii)The adjustment reflects the $304,660 incremental draw on the New Revolving Credit Facility. New Revolving Credit Facility debt issuance costs of $1,693 were incurred prior to closing and remain deferred in “Other assets”. Accordingly, such costs do not reduce closing cash.
b)Reflects the preliminary adjustment to “Other assets” of $4,257 to write off the remaining $3,200 of unamortized Bridge Financing costs upon termination of the Bridge Financing commitment at Closing, with a corresponding adjustment to “Retained earnings”, and reclass $1,057 of Term Loan Facility debt issuance costs as a direct deduction from the related Term Loan Facility debt balances upon funding.
c)Reflects the preliminary adjustment to “Other Current Liabilities” and “Long-term debt” to record the Term Loan Facility, New Revolving Credit Facility and Senior Notes, with Term Loan Facility and Senior Notes issuance costs presented as direct deductions from the related debt balances:

(Dollars in thousands)	Amount
Pro forma transaction accounting adjustments - financing:
Record Term Loan Facility principal, net of debt issuance costs	$473,765
Record Senior Notes principal, net of debt issuance costs	796,469
Record New Revolving Credit Facility draw	304,660
Net pro forma financing adjustment to Long-term debt	$1,574,894
The adjustment to “Other current liabilities” reflects $25,000 of scheduled Term Loan Facility principal repayments due within twelve months, calculated as 1.25% of the $500,000 principal balance per quarter for four quarters, net of $951 of Term Loan Facility and Senior Notes related debt issuance costs, resulting in a net adjustment of $24,049.
d)Reflects preliminary interest expense of approximately $84,189 for the twelve months ended July 31, 2026 related to the Debt Financing. Interest on the Senior Notes was calculated using the respective fixed rates of 5.43% for the Series A Senior Notes, 5.65% for the Series B Senior Notes and 5.90% for the Series C Senior Notes. For purposes of the unaudited pro forma condensed combined financial information, interest on the variable-rate Term Loan Facility and New Revolving Credit Facility was calculated using an assumed Term SOFR rate of 3.71% plus an applicable margin of 1.75%. A 1/8 percentage point change in the assumed interest rate on the variable-rate Term Loan Facility and New Revolving Credit Facility borrowings would cause a corresponding increase or decrease in annual pro forma interest expense of approximately $863.
The adjustment reflects “Interest expense” associated with the Debt Financing as if the financing arrangements had been outstanding for the entire fiscal year presented. The adjustment includes coupon and cash interest on the Term Loan Facility, Senior Notes, and New Revolving Credit Facility, and amortization of related debt issuance costs.

(Dollars in thousands)	Amount
Pro forma financing adjustments to Interest expense
Term Loan Facility interest expense	$27,278
Term Loan Facility debt issuance cost amortization	322
Senior A Note coupon interest	13,575
Senior B Note coupon interest	16,950
Senior C Note coupon interest	14,750
Senior Notes debt issuance cost amortization	629
New Revolving Credit Facility interest expense	10,366
New Revolving Credit Facility debt issuance cost amortization	319
Net pro forma financing adjustment to Interest expense	$84,189

e)The pro forma adjustments to the income tax provision reflect the application of the Company’s U.S. federal statutory income tax rate of 21% for the year ended July 31, 2026. The effective tax rate of the combined company may differ significantly from the statutory rate due to various factors, including the geographic mix of income, state and foreign taxes, changes in tax laws and other post-Transaction activities. Because the tax effects reflected in the unaudited pro forma condensed combined financial information are based on preliminary estimates, the actual effective tax rate in periods subsequent to completion of the Transaction may differ from the rate used herein. The related tax effects are preliminary and remain subject to change as the acquisition accounting, including the final determination of the fair values of the assets acquired and liabilities assumed, is finalized.
Note 5 – Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
Adjustments included in the Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet as of July 31, 2026 are as follows:
a)Reflects the preliminary cash consideration of $1,433,692 paid to Honeywell to acquire PSS.

b)Reflects the adjustment of acquired work in process and finished goods inventories to its preliminary estimated fair value. No fair value step-up was recorded for raw materials. The step up in inventories to fair value will increase cost of goods sold as the inventories are sold which, for purposes of the unaudited pro forma condensed combined financial information is assumed to occur within twelve months after the closing of the Transaction.

(Dollars in thousands)	Amount
Pro forma transaction accounting adjustments:
Eliminate PSS’s historical inventories	$(252,327)
Record the preliminary fair value of acquired inventories	300,589
Net pro forma transaction accounting adjustments to Inventories	$48,262
c)Reflects the preliminary adjustment for the estimated fair value of intangibles acquired based on the acquisition method of accounting. Refer to Note 3 for additional information on the acquired intangible assets expected to be recognized.

(Dollars in thousands)	Amount
Pro forma transaction accounting adjustments:
Eliminate PSS’s historical net book value of intangibles	$(35,562)
Record the preliminary fair value of acquired intangibles	720,000
Net pro forma transaction accounting adjustments to Other intangible assets	$684,438
d)Reflects the preliminary goodwill adjustment which represents the elimination of historical goodwill and the excess of the estimated consideration over the preliminary fair value of the net assets acquired. Refer to Note 3 for additional information regarding goodwill.

(Dollars in thousands)	Amount
Pro forma transaction accounting adjustments:
Eliminate PSS’s historical goodwill	$(1,131,930)
Fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities assumed	913,756
Net pro forma transaction accounting adjustments to Goodwill	$(218,174)
e)Reflects the preliminary purchase accounting adjustments for leases based on the acquisition method of accounting and in accordance with ASC Topic 842, “Leases.”

(Dollars in thousands)	Amount
Pro forma transaction accounting adjustments:
Operating lease assets
Eliminate PSS’s historical operating lease assets	$(11,738)
Remeasurement of acquired operating lease assets	8,991
Net pro forma transaction accounting adjustments to Operating lease assets	$(2,747)
Current operating lease liabilities:
Eliminate PSS’s historical current operating lease liabilities	$(5,497)
Record remeasurement of acquired current operating lease liabilities	3,700
Net pro forma transaction accounting adjustments to Current operating lease liabilities	$(1,797)
Long-term operating lease liabilities:
Eliminate PSS’s historical long-term operating lease liabilities	$(6,820)
Record remeasurement of acquired long-term operating lease liabilities	5,291
Net pro forma transaction accounting adjustments to Long-term operating lease liabilities	$(1,529)
f)Reflects the preliminary adjustment to “Cash and cash equivalents” of $16,274 for the Company’s transaction costs paid upon Closing. The Company incurred a total of $44,818 of expenses related to the Transaction, of which, $28,544 were accrued for in the Company’s historical financial results. These costs primarily consist of legal, financial advisory, accounting, and consulting fees. The related tax benefit of these transaction costs was approximately $1,769.
g)Reflects the preliminary adjustment to “Accrued compensation and benefits” of $4,935 related to retention bonuses and incentive compensation. The compensation adjustment relates to amounts attributable to the pre-acquisition service period that were not accrued in PSS’s historical financial statements. Certain awards remain subject to continued employment after Closing; accordingly, only the portion attributable to pre-acquisition service is reflected as an acquisition-date liability, with the remaining amount recognized as post-combination compensation expense.

h)Reflects the preliminary fair value adjustment of $12,990 to recognize the acquired unfavorable off-market contract liability at its estimated acquisition-date fair value, with $6,777 classified within “Other current liabilities” and $6,213 classified within “Other liabilities,” with a corresponding increase to goodwill.
i)As a result of the Transaction, Brady expects to recognize an acquisition-related deferred tax liability of $147,840 for book-tax basis differences arising from the preliminary purchase price allocation. In addition, $24,709 of PSS’s historical deferred tax assets has been reclassified to reduce “Deferred income tax liabilities—net.” The final deferred tax position may change based on the final purchase price allocation and other relevant tax considerations.
j)Reflects the preliminary purchase accounting adjustments for “Stockholders’ equity”:

(Dollars in thousands)	Additional Paid-in Capital	Retained earnings	Accumulated other comprehensive loss
Pro forma transaction accounting adjustments to reflect the Transaction:
Eliminate PSS’s historical equity	$(1,087,826)	$-	$3,474
Record transaction costs incurred (i)	-	(14,505)	-
Net pro forma transaction accounting adjustments to Stockholders’ equity:	$(1,087,826)	$(14,505)	$3,474
i)Record transaction costs that were incurred since July 31, 2026 by the Company in connection with the Transaction. Refer to Note 5(f) for more information.
Note 6 – Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income
Adjustments included in the Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined statement of income for the year ended July 31, 2026 are as follows:
a)Reflects the estimated $6,777 amortization of the unfavorable contract liability, resulting in an increase to “Net sales”, based on straight-line amortization of the approximately $12,990 acquisition-date liability over the remaining 23-month contract term. See Note 5(h) for more information.
b)Reflects the amortization of $48,262 estimated fair value step-up in acquired inventory recognized through “Cost of goods sold” during the first year following the Transaction. This adjustment is non-recurring in nature and is not expected to affect the condensed combined statements of income beyond twelve months following the Transaction. Refer to Note 5(b) for more information.
c)Reflects the adjustment to amortization expense associated with the preliminary fair values of the identifiable intangible assets acquired in the Transaction. Amortization expense has been calculated on a straight-line basis over the estimated periods in which the related economic benefits are expected to be realized. The estimated useful lives and fair values of the acquired intangible assets are preliminary and may be revised as additional information becomes available. Refer to Note 3 for additional information regarding the preliminary fair values and estimated useful lives of the identifiable intangible assets. A 10% change in the valuation of other intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $11,094, for the year ended July 31, 2026. Pro forma amortization expense is preliminary and based on the use of straight-line amortization. The amount of amortization expense recognized following the closing of the Transaction may differ significantly between periods based upon the final fair value assigned and amortization methodology used for each identifiable intangible asset.

	For the Year Ended July 31, 2026
(Dollars in thousands)	Cost of goods sold	Amortization of intangible assets
Pro forma transaction accounting adjustments:
Eliminate PSS’s historical amortization of intangible assets	$(16,000)	$-
Record amortization of fair value of intangible assets	-	110,942
Net pro forma transaction accounting adjustment to intangibles amortization	$(16,000)	$110,942
d)Reflects the adjustment to lease expense resulting from the acquisition-date remeasurement of PSS’s acquired operating lease right-of-use assets and lease liabilities using the Company’s incremental borrowing rates as of the Closing. Lease expense was recalculated based on the updated discount rates and remaining contractual lease terms and is reflected within “Cost of goods sold” and “Selling, general and administrative expense”, consistent with the Company’s accounting policies.

	For the Year Ended July 31, 2026
(Dollars in thousands)	Cost of goods sold	Selling, general and administrative
Pro forma transaction accounting adjustments:
Eliminate PSS’s historical lease expense	$(5,000)	$-
Record lease expense on remeasured leases	1,188	2,905
Net pro forma transaction accounting adjustment to lease expense	$(3,812)	$2,905
e)Reflects approximately $16,274 of transaction costs incurred subsequent to July 31, 2026 in connection with the Transaction. These costs are nonrecurring and are not anticipated to affect the unaudited pro forma condensed combined statements of income beyond twelve months after the Closing. See Note 5(f) for more information.
f)Reflects adjustments for compensation expense associated with stock-based compensation awards granted by the Company to transferring PSS employees upon Closing and cash retention bonuses attributable to the post-Transaction service period.

	For the Year Ended July 31, 2026
(Dollars in thousands)	Cost of goods sold	Selling, general and administrative	Research and development
Pro forma transaction accounting adjustments:
Record new Brady stock-based compensation expense (i)	$-	$1,582	$317
Cash retention bonus expense (ii)	93	770	313
Net pro forma transaction accounting adjustment to compensation expense	$93	$2,352	$630
i)Record preliminary stock-based compensation expense related to new Brady awards.
ii)Record preliminary compensation expense for cash retention bonuses paid to transferring PSS employees in the post-acquisition period. Under the cash retention bonus plan, transferring employees must maintain employment with Brady through the post-acquisition vesting date in order to receive the cash retention bonus.
g)Reflects the estimated income tax effects of the pro forma adjustments for the year ended July 31, 2026, based on the Company’s U.S. federal statutory income tax rate of 21%, as applicable, and the expected tax deductibility or taxability of the underlying adjustments, including transaction-related expenses. The effective tax rate of the combined company may differ significantly from the statutory rate due to various factors, including the geographic mix of income, state and foreign taxes, changes in tax laws and other post-Transaction activities. Because the tax effects reflected in the unaudited pro forma condensed combined financial information are based on preliminary estimates, the actual effective tax rate in periods subsequent to completion of the Transaction may differ from the rate used herein. The related tax effects are preliminary and remain subject to change as the acquisition accounting, including the final determination of the fair values of the assets acquired and liabilities assumed, is finalized.
Note 7 – Pro Forma Earnings per Share
Reconciliations of the numerator and denominator of the pro forma basic and diluted per share computations for the Company’s Class A and Class B common stock are summarized as follows:

(Dollars in thousands)	For the Year Ended July 31, 2026

Numerator:
Net income (for basic and diluted income per Class A Nonvoting Common Share)	$84,155
Less:
Preferential dividends	(728)
Preferential dividends on dilutive stock options	(8)
Numerator for basic and diluted income per Class B Voting Common Share	$83,419
Denominator
Denominator for basic income per share for both Class A and Class B	47,285
Plus: Effect of dilutive equity awards	926
Denominator for diluted income per share for both Class A and Class B	48,211
Net income per Class A Nonvoting Common Share:
Basic	$1.78
Diluted	$1.75
Net income per Class B Voting Common Share:
Basic	$1.76
Diluted	$1.73